Exhibit 10.12

222 Third Street, Fourth Floor Cambridge, MA 02142

November 15th, 2010

PERSONAL AND CONFIDENTIAL

Sharon Butler

Dear Sharon,

peerTransfer Corp (the “Company”) is pleased to offer you the full-time position of Director of Sales. We are excited about the prospect of you joining our team, and look forward to the addition of your experience and enthusiasm to help the Company achieve its goals. Yon are scheduled to begin your employment with the Company on December 1st, 2010.

Your base salary will be paid at an initial rate of $80,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. You will be eligible to participate in benefits programs that may be adopted by the Company in the future to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure

For the first year, your variable compensation or bonus will be as a function of the number and the size of the customers that you directly source and acquire. For small institutions (less than 1,000 international students) the bonus payable at the time the institutions goes live with our product (i.e. process payments) will be of $3,000. For medium sized institutions (i.e. between 1,000 and 3,000 international students) the bonus payable will be $6,000. Finally, for big institutions (more than 3,000 international students) the bonus will be $9,000. There is no cap on this bonus.

You will be eligible to participate in the Company’s stock option program, subject to the approval of the Company’s Board of Directors. We will recommend to the Company’s Board of Directors at its next meeting after you join the Company that you be granted an option to purchase 40,000 shares of the Company’s common stock at the then fair market value. The option, if so approved, will be governed by the Company’s Equity Plan and will be subject to the terms and conditions of any associated stock option agreement, which will include, among other things, a vesting schedule.

Your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without cause, and with or without prior notice.

Sharon Butler

November 15, 2010

All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. The parties intend that this offer letter be administered in accordance with Section 409A of the Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this offer letter may be amended as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder with out additional cost to either party. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this offer letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

By signing below, you hereby confirm that the performance of your position at the Company does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company). Please provide us with a copy of any such agreements.

You will also be required to sign a Confidentiality and Assignment Agreement as a condition of your employment with the Company which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of Company proprietary information.

Moreover, as a condition of commencing employment, you will be required to provide, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

This letter contains the final, total and complete agreement between you and the Company regarding your employment status and how your employment may be terminated. Even though your job duties, title, reporting relationships, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed by the Company, at its option, from time to time during your tenure here, neither you nor the Company can change the “at-will” nature of your employment, absent a written contract signed by an officer of the Company.

Sharon Butler

November 15, 2010

This offer of employment will terminate if it is not accepted, signed and returned to my attention via mail or email by November 21st, 2010. We truly look forward to working with you and building peerTransfer into an outstanding company.

Sincerely,

/s/ Iker Marcaide
Iker Marcaide
Founder & CEO

I have read and accepted this employment offer:

/s/ Sharon Butler
Sharon Butler

November 15, 2010
Date

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